Targeted Medical Pharma, Inc. 8-K

EXHIBIT 10.9

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) dated January 31, 2011, to that certain Employment Agreement (the “Agreement”), dated June 1, 2010 between TARGETED MEDICAL PHARMA, INC. ("Employer") and WILLIAM E. SHELL, MD ("Executive").

Pursuant to Section 29(D) of the Agreement, Employer and Executive hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.           SECTION 10.           Section 10 is hereby amended in its entirety as follows:

Employer shall pay a base salary to Executive at the rate of $450,000 per year, payable in bi-weekly installments.

i.
EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $475,000 per year, payable in bi-weekly installments when Employer reports in its financial statements an EBITDA of $17,000,000 in a calendar year. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization.

ii.	EMPLOYER shall pay an increased base salary “milestone” to Executive at a rate of $500,000 per year, payable in bi-weekly installments when Employer has EBITDA of $25,000,000 in a calendar year.
iii.	EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $550,000 per year, payable in bi-weekly installments when Employer has EBITDA of $40,000,000 in a calendar year.
iv.	EMPLOYER shall pay an increased base salary “milestone” to Executive at the rate of $750,000 per year, payable in bi-weekly installments when Employer has EBITDA of $75,000,000 in a calendar year.
v.	Annual Cash Bonus, which bonus shall be determined by the Board of Directors and such bonus shall be determined and paid within (90) days after the conclusion of such year.
vi.
The basic salary payable to Executive under this section (the base salary) shall be subject to increase by an annual inflation adjustment as set forth in this section, not to exceed five (5%) percent except by Board approval, based on the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index of Urban Wage Earners and Clerical Workers (Revised Series), Subgroup “all items,” entitled “Consumers Price Index of Urban Wage Earners and Clerical Workers (Revised Series, Los Angeles-Long Beach-Anaheim Average, 1967-100.”  If the index for December of any year following 2000-20001 (the initial calendar year of the term of this agreement) (the current index) exceeds the index for the month in which this agreement is dated (the base index), Employer shall pay to Executive as an inflation adjustment the amount by which the product for the basic salary for the given year and the faction shoes numerator is the current index for that year and whose denominator is the base index, exceeds the basic salary, in accordance with the following formula:

Inflation Adjustment =

(Basic Salary X Current Index) – (Base Salary) Base Index

The computation required under this section shall be made at the end of the month of publication of the current index for each year during the term of this agreement, and any inflation adjustment shall be immediately payable.

SECTION 12.           Section 12 is hereby amended in its entirety as follows:

Upon termination for reasons specifically defined in Paragraph 18. Executive shall receive as liquated damages an Equity Grant of 500,000 shares. In addition, Executive shall receive salary for the term of this agreement or 30 months from the Date of Termination, whichever term is greater. The salary will be paid at the milestone level achieved by the Executive.  Executive shall continue to participate in all employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination for the term of this agreement or 30 months from the Date of Termination, whichever term is greater. The Equity Grant of Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; As of the date of this Agreement 12,382,811 shares of Common Stock are issued.

SECTION 13.           Section 13 is hereby amended in its entirety as follows:

Intentionally Omitted.

SECTION 27.           Section 27 is hereby amended in its entirety as follows:

Inventions. With respect to Inventions made or conceived by the Executive, whether or not during the hours of his or her engagement or with the use or assistance of Employer’s facilities, materials, or personnel, either solely or jointly with others during his or her engagement by the Employer or within one year after termination of such engagement, without royalty or any other consideration to the Executive therefore:

(i)
The Executive will inform the Employer promptly and fully of all such Inventions by written reports, setting forth in detail the procedures employed and the results achieved.  The Executive will submit a report promptly after completion of any studies or research projects undertaken on the Employer’s behalf, whether or not in the Executive’s opinion a given project has resulted in any Invention.

(ii)
The Executive hereby assigns and agrees to assign to the Employer all of his or her right to and title and interest in all Inventions, and to applications for United States and foreign letters patent and United States and foreign letters patent granted upon such Inventions and to all copyrightable material related thereto.

(iii)
The Executive agrees for himself or herself and his or her heirs, personal representatives, successors, and assigns, upon request of the Employer, at all times to do such acts, such as giving testimony in support of the Executive’s inventorship, and to execute and deliver promptly to the Employer such papers, instruments, and documents, without expense to him, her, or them, as from time to time may be necessary or useful in the Employer’s opinion to apply for, secure, maintain, reissue, extend, or defend the Employer’s worldwide rights in the Inventions or in any or all U.S. letters patent and in any and all letters patent in any country foreign to the United States, so as to secure to the Employer the full benefits of the Inventions or discoveries and otherwise to carry into full force and effect the text and the intent of the assignment set out in paragraph 27(b) above.

(iv)
The Executive warrants and represents to the Employer that he or she is not subject to any agreement or university policy inconsistent with the Agreement regarding Inventions set forth herein.  The Executive agrees not to conduct any research or other work subject to this Agreement other than at the Employer’s facilities and further agrees not to use any research facilities, materials, or personnel of any university or other entity not rented, leased, or otherwise hired by the Employer in connection with such work.

For purposes of this agreement, “Inventions” means inventions, discoveries, concepts, and ideas, whether patentable or not, including but not limited to processes, methods, formulae, software, techniques, strains and cultures, cell parts, organisms, medical foods, medical food components, pharmaceuticals, dietary supplements, neurotransmitters, neurotransmitter stimulators, dispersed medicine billing systems, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Employer with which the Executive becomes acquainted as a result of his or her engagement by the Employer.

2.           Mutual Drafting.  This Amendment is the joint product of Executive and Employer and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

3.           No Other Amendments; Governing Law; Counterparts.  Except as specifically set forth in this Amendment, there are no other amendments to the Agreement and the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of [California].  This Amendment may be executed in one or more counterparts.  In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the date first set forth above.

Company Name

EMPLOYER:	By:	/s/ Elizabeth Charuvastra
TARGETED MEDICAL PHARMA, INC.	Name:	Elizabeth Charuvastra
	Title:	Chairman

EXECUTIVE:	By:	/s/ William E. Shell
	Name:	William E. Shell, MD